Exhibit (a)(1)(H)

FORM OF EMAIL TO ELIGIBLE HOLDERS

CONFIRMING ACCEPTANCE OF ELIGIBLE OPTIONS

From: Minerva Neurosciences, Inc.

Re:	Confirmation of Acceptance of Eligible Options

Thank you for your submission of the Election Form pursuant to the Offer to Exchange Eligible Options for New Restricted Stock Units, dated July 6, 2021 (the “Offer Documents”). With this letter, we confirm that Minerva Neurosciences, Inc. (“Minerva”) has accepted the Eligible Options listed on your Election Form for exchange in the Exchange Offer. Subject to the terms and conditions of the Exchange Offer, as described in the Offer Documents, your Eligible Options will be cancelled and New PRSUs will be granted to you. Your New PRSUs will appear shortly in the Company’s online stock option portal, and your restricted stock unit agreement(s) will be available for electronic acceptance. If you have included in your Election Form an election to tender any options for exchange that do not qualify as Eligible Options, such options will not be accepted by Minerva and will remain outstanding subject to their original terms following the expiration of the Exchange Offer. If you have any questions please contact Frederick Ahlholm, Chief Accounting Officer at option.exchange@minervaneurosciences.com. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Offer Documents.